OPTION CANCELLATION AND RELEASE AGREEMENT

This OPTION CANCELLATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Alliqua, Inc., a Florida corporation (the “Company”) and David Stefansky (the “Optionholder”), effective as of January 6, 2014.

WHEREAS, the Company previously granted the Optionholder certain nonqualified stock options (the “Options”), in the amounts and with the exercise prices as set forth in Exhibit A, and subject to the terms set forth in the applicable stock option agreement (the “Option Agreements”); and

 WHEREAS, the Company and the Optionholder desire to cancel the Options as of the date hereof (the “Cancellation Date”), so that on and after the Cancellation Date, the Options and the Option Agreements shall be cancelled and of no further effect; and

WHEREAS, the Company desires to grant the Optionholder shares of common stock of the Company in connection with the cancellation of the Options and the Option Agreements.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF OPTIONS

1.1 Cancellation of Options. In exchange for the consideration described in Section 1.2 below, the Optionholder hereby agrees that the Option Agreements and the Options granted thereunder, shall be cancelled, terminated, and of no further force or effect, effective on the Cancellation Date, and neither the Company nor the Optionholder shall have any further rights or obligations with respect to the Options, the Option Agreements, or with respect to any common stock of the Company that could have been purchased upon exercise of the Options under the Option Agreements.

1.2 Payment. In exchange for the Optionholder’s agreement to cancel the Options, the Option Agreements and any other rights, obligations and liabilities of the Company granting the Optionholder the right to purchase shares of the Company’s common stock or other ownership interests of the Company and the release of claims set forth in Section 1.3, the Company hereby agrees to grant the Optionholder, pursuant to the Alliqua, Inc. 2011 Long-Term Incentive Plan, one hundred ninety-four thousand six hundred sixty-seven (194,667) full shares of common stock of the Company as of the Cancellation Date.

1.3 Release.

(a) Effective as of the Cancellation Date, the Optionholder, for the Optionholder and the Optionholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights to acquire securities of the Company pursuant to the Options, the Option Agreements and the common stock of the Company issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Optionholder or the Optionholder’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof; provided that this Section 1.3(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b) The Optionholder covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the date hereof.

1.4 Further Assurances. Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

1.5 Representations and Warranties. The Optionholder hereby represents and warrants to the Company that the Optionholder has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of the Optionholder, enforceable against the Optionholder in accordance with its terms. The Optionholder has read and understood this Agreement and is entering into this Agreement voluntarily. The Optionholder agrees that this Agreement provides good and valuable consideration for the Optionholder’s agreements herein.

MISCELLANEOUS

2.1 Captions. The captions used in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

2.2 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors, and assigns.

2.3 Execution. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

2.4 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

2.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

2.6 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionholder at the address that he most recently provided to the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionholder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the date above.

ALLIQUA, INC.

By:	/s/ Brian Posner
Name:	Brian Posner
Title:	Chief Financial Officer

OPTIONHOLDER

/s/ David Stefansky
David Stefansky

Address:

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EXHIBIT A

Date of Grant	Options	Adjusted for 43.75:1 Stock Split	Exercise Price	Adjusted for 43.75:1 Stock Split
December 9, 2010	5,000,000	114,286	$0.145	$6.34
March 1, 2011	1,666,667	38,095	$0.21	$9.19
May 2012	5,000,000	114,286	$0.20	$8.75
May 31, 2012	500,000	11,429	$0.20	$8.75

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